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                                                                    EXHIBIT 99.1




Media Contact:                                          Analysts Contact:
--------------                                          ----------------

Kimi Nishita                                            Thomas Alsborg
Solectron Corporation                                   Solectron Corporation
(408) 956-6213 (U.S.)                                   (408) 956-6614 (U.S.)
kiminishita@ca.slr.com                                  thomasalsborg@ca.slr.com


                    Solectron Adopts Stockholder Rights Plan

For Immediate Release:  July 2, 2001


MILPITAS, Calif. -- Solectron Corporation (NYSE: SLR), the world's leading provider of electronics manufacturing and supply-chain management services, said its board of directors adopted a Stockholder Rights Plan on June 29, 2001. Under the plan, Solectron will issue a dividend of one right for each share of common stock, par value of $0.001 per share, of the company held by stockholders of record at the close of business July 30, 2001. The plan is designed to ensure stockholders receive fair value in the event of a proposed unsolicited business combination or similar transaction involving the company. Solectron said the plan was not adopted in response to any attempt to acquire the company, and added it is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $150.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon certain other events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third-party acquirer, for shares of the company or of the third-party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

                                    - more -

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All monetary amounts are stated in U.S. dollars.

ABOUT SOLECTRON

Solectron (www.solectron.com), the world's leading supply-chain facilitator, provides a full range of manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, based in Milpitas, Calif., is the first two-time winner of the Malcolm Baldrige National Quality Award for manufacturing.

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